INDIANAPOLIS POWER & LIGHT COMPANY

                               One Monument Circle
                                  P.O. Box 1595
                           Indianapolis, Indiana 46204

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD _________, _________, 1997


TO THE SHAREHOLDERS OF
INDIANAPOLIS POWER & LIGHT COMPANY

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Indianapolis Power & Light Company will be held at its principal office, One Monument Circle, Indianapolis, Indiana on _________, _________, 1997 at __:00 o'clock __.M. (Eastern Standard Time), for the following purposes:

         1.       To  approve  an  amendment  to  Indianapolis   Power  &  Light
                  Company's Amended Articles of Incorporation to remove the limitation on the issuance of unsecured indebtedness; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on _________, 1997, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THIS MEETING. Whether or not you expect to be present at the meeting, you are urged to sign and date the enclosed Letter of Transmittal and Proxy and/or Notice of Guaranteed Delivery and Proxy, as appropriate, and return it or them immediately to the Depositary in the accompanying postage-paid envelope. See the Offer to Purchase and Proxy Statement enclosed herewith for further instructions.

         By order of the Board of Directors.

                                    INDIANAPOLIS POWER & LIGHT COMPANY
                                    By: BRYAN G. TABLER, Senior Vice President,
                                             Secretary and General Counsel

Indianapolis, Indiana
_________, 1997